Exhibit 23.1

W. T. Uniack & Co., CPAs P.C.

Certified Public Accountants

Independent Registered Public Accounting Firm’s Consent

We consent to the inclusion in the filing of American Restaurant Concepts, Inc. on Form S-1/A and our report dated July 13, 2010 with respect to our audits of the financial statements of American Restaurant Concepts, Inc. as of December 27, 2009 and December 28, 2008 and for the years ended December 27, 2009 and December 28, 2008, which report appears with those financial statements referred to above.  We also consent to the reference to our Firm under the heading “Experts” in such Prospectus.

/s/ W.T. Uniack & Co., CPAs P.C.

Alpharetta, Georgia

October 15, 2010